DATED JULY 26, 2011
FILED PURSUANT TO RULE 433
REGISTRATION NO. 333-173364
CATERPILLAR FINANCIAL SERVICES CORPORATION
MEDIUM-TERM NOTES, SERIES G, 2.05% NOTES DUE 2016

SUBJECT	FINAL PRICING DETAILS

Issuer:	Caterpillar Financial Services Corporation
Title of Securities:	Medium-Term Notes, Series G, 2.05% Notes Due 2016
Format:	SEC Registered-Registration Statement Number 333-173364
Trade Date:	July 26, 2011
Settlement Date (Original Issue date):	July 29, 2011
Maturity Date:	August 1, 2016
Principal Amount:	$750,000,000
Price to Public (Issue Price):	99.773%
All-in-price:	99.423%
Pricing Benchmark:	UST 1.50% Notes due June 30, 2016
UST Spot (Yield):	1.478%
Spread to Benchmark:	+ 62 basis points (0.62%)
Yield to Maturity:	2.098%
Net Proceeds to Issuer:	$745,672,500
Coupon:	2.05%
Interest Payment Dates:	Interest will be paid semi-annually on the 1st of each February and August of each year, commencing February 1, 2012 and ending on the Maturity Date
Day Count Convention:	30/360
Denominations:	Minimum denominations of $1,000 with increments of $1,000 thereafter
Joint Lead Managers & Bookrunners:	Goldman, Sachs & Co. (33.50%)
J.P. Morgan Securities LLC (33.50%)
Co-Managers:	BNP Paribas Securities Corp. (3.00%)
BNY Mellon Capital Markets, LLC (3.00%)
Commerz Markets LLC (3.00%)
HSBC Securities (USA) Inc. (3.00%)
ING Financial Markets LLC (3.00%)
Lloyds Securities Inc. (3.00%)
Mitsubishi UFJ Securities (USA), Inc. (3.00%)
RBC Capital Markets, LLC (3.00%)
Standard Chartered Bank (3.00%)
TD Securities (USA) LLC (3.00%)
U.S. Bancorp Investments, Inc. (3.00%)
Standard Chartered Bank will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of FINRA.
Billing and Delivery Agent:	J.P. Morgan Securities LLC
CUSIP:	14912L4X6
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. toll free at 866-471-2526 or J.P. Morgan Securities LLC toll free at 212-834-4533.